Exhibt 99.1

ENERGY HOLDINGS INTERNATIONAL, INC. (EGYH.OB) SIGNS
MEMORANDUM OF UNDERSTANDING TO
DEVELOP 450 MW POWER PLANT

Energy Holdings International, Inc. (EHII) through its wholly owned subsidiary Advance Energy has signed a memorandum of Understanding (MOU) with the Bangladesh Power development Board (BPDB) to develop a 200 MW single cycle electrical power generation plant with a future expansion of up to a 450 MW combined cycle facility in the country of Bangladesh.

Technical expertise for the project is being provided to EHII by Parsons Brinkerhoff, one of the world’s leading planning, engineering and construction management companies, (www.pbworld.com ) with the initial development phase being recently completed in Bangladesh by representatives of Parsons Brinkerhoff and EHII which included the Power Purchase Agreement terms as well as other required related project issues.

EHII is currently in a dialog with a number of engineering, procurement and construction (EPC) contractors who will complete the construction of the approximately $400 million USD project with EHII being the Independent Power Producer (IPP) and Parsons Brinkerhoff supplying the construction management and being the overall technical advisor.  Parson Brinkerhoff along with the EHII delegation completed the site review and began the overall final evaluations of the project in June.

John W. Adair, Chairman/CEO stated that Parsons Brinkerhoff is a 125 year old company and has played a leading role throughout the world with major projects and has approximately 14,000 employees in 150 offices on six continents.

About the company

Energy Holdings International, Inc. is a U.S. based, American-Saudi Arabian company; focused on acquiring, developing and managing energy assets across in the Middle East, Asia and the Americas. Its website is http://www.energyhii.com. Four of its Board of Directors are from Riyahd, Saudi Arabia.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information and statements that are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Readers are urged to carefully review and consider the various disclosures in EHII’s SEC periodic and interim reports.